March 6, 2026
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Joby Aviation, Inc.’s Form 8-K dated March 2, 2026, and have the following comments:
1.We agree with the statements made in the first, second, and third paragraphs.
2.We have no basis on which to agree or disagree with the statements made in the fourth and fifth paragraphs.
Yours truly,
/s/ DELOITTE & TOUCHE LLP